Exhibit 10.11

December 22, 2017

Re: Second Letter Amendment to Claims Proceeds Investment Agreement dated February 24, 2016 ("CPIA")

Dear Corporate Secretary:

This letter further amends that certain Claims Proceeds Investment Agreement dated February 24, 2016 (the "CPIA") between ParkerVision, Inc., a Florida corporation ("ParkerVision"), and Brickell Key Investments LP, a Delaware limited partnership ("Investor"), a copy of which is attached hereto as Exhibit A.  All terms not otherwise defined herein shall have their meanings set forth in the CPIA.

On or about May 26, 2016, Investor exercised its rights, pursuant to Section 2.5(b) of the CPIA, by making an investment of Two Million Dollars ($2,000,000) (the "First Additional Investment") in that certain enforcement campaign by ParkerVision and / or its subsidiaries and Affiliates over certain patents and Patent Pending Applications in Germany and /or within the Unified Patent Court (once established) (the "German Assertion Program") as set forth in that certain Letter Amendment to Claims Proceeds Investment Agreement, a copy of which is attached hereto as Exhibit B.

As of the date here, Investor desires to further increase its investment in ParkerVision in the additional investment amount of One Million Dollars ($1,000,000), which amount shall be used solely for Claims Costs and Expenses relating to the German Assertion Program (the “Second Additional Investment”).

For all purposes, the First Additional Investment and the Second Additional Investment shall be considered part of the Commitment and the Investment, as such terms are defined under the CPIA, and shall have all rights, entitlements, benefits, privileges and priorities (including under Section 3.4 of the CPIA) thereof; provided that, the Multiple and IRR Return as to such First Additional Investment and Second Additional Investment shall be calculated from the dates ParkerVision receives such First Additional Investment and Second Additional Investment.  In consideration for the First Additional Investment and the Second Additional Investment, ParkerVision agrees that the additional patents and Patent Pending Applications listed in Annex 1 hereto shall, for all purposes, be considered part of the Claims, Scheduled Patents and Claims (Schedule A of the CPIA), Scheduled Patents Proceeds and Assigned Rights under the CPIA, and Investor shall be entitled to a Security Interest over such additional Claims, Scheduled Patents and Scheduled Patents Proceeds as set forth in Section 4 of the CPIA.

Other than as expressly set forth above, no other terms and conditions of the CPIA are hereby amended, modified or revoked.  Any and all disputes hereunder shall be finally determined in accordance with Section 9 of the CPIA.

Sincerely,

PARKERVISION, INC.

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Name:	/s/ Jeffrey Parker
Title:	Chief Executive Officer and Authorized Signatory

ACKNOWLEDGED AND AGREED:

BRICKELL KEY INVESTMENTS LP

Name:
Title:	Director for and on behalf of Brickell Key Partners GP Limited, as General Partner of Brickell Key Investments LP Chief Executive Officer and Authorized Signatory

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